Form 10-K, Exhibit 13
period 2002-12-31
COMPUDYNE CORP
filed 2003-03-31
CIK 22912

Exhibit 13

The information appearing under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company at December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 and the Report of Independent Auditors thereon, and the unaudited quarterly financial data for the two-year period ended December 31, 2002 in the Company's 2002 Annual Report to Shareholders is contained in the Company's current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2003, and is incorporated herein by reference.